Exhibit 10.18

Confidentiality and Nonsolicitation Agreement

This Confidentiality and Nonsolicitation Agreement (this Agreement) is entered into by F5 Finishes, Inc., a Delaware corporation (the Company) and [name of employee], an employee of the Company (Employee), as of ______________, 20__.

Background:

The Company has granted to Employee an award (the Award) under the F5 Finishes Inc. 2019 Incentive Stock Plan (the Plan). As a condition of granting the Award, the Company required Employee to enter into this Agreement, and in consideration of the Company’s grant of the Award, among other consideration, Employee voluntarily agreed to do so.

Now, therefore, in consideration of (i) the Company’s grant of the Award, (ii) any additional awards under the Plan that the Company may make to Employee in the future (but which Employee understands the Company is not required to make), (iii) the mutual promises and covenants in this Agreement and (iv) other good and valuable consideration, the receipt and sufficiency of which are mutually acknowledged, the parties agree as follows:

1. Definitions

Certain capitalized terms used in this Agreement are defined in the attached Exhibit A.

2. Confidentiality Covenant

During Employee’s Employment and continuing indefinitely following the termination of Employee’s Employment, regardless of the reason for or circumstances of Employee’s termination, Employee shall treat all Confidential Information as secret and confidential (Employee’s Confidentiality Covenant).

Employee shall not under any circumstances directly or indirectly (i) disclose any Confidential Information to a third party (except as required in the normal course of Employee’s duties or by a court order or as expressly authorized by an officer of the Company) or (ii) use any Confidential Information for Employee’s own account.

All correspondence, files, records, documents, memoranda, reports and other items in whatever form or medium containing or reflecting Confidential Information, whether prepared by Employee or otherwise coming into Employee’s possession, shall remain the Company’s exclusive property. Upon the termination of Employee’s Employment, or at any other time that the Company requests, Employee shall promptly turn over to the Company all written or tangible Confidential Information that may be in Employee’s possession or control (including all copies and summaries and notes derived from Confidential Information).

3. Nonsolicitation Covenant

Employee agrees that during Employee’s Employment, and regardless of the reason for or circumstances of Employee’s termination, for a period of 12 months beginning on the date of termination of Employee’s Employment and ending on the first anniversary of that date, Employee shall not directly or indirectly do any of the following (Employee’s Nonsolicitation Covenant):

(a) solicit for a Competing Business any customer or account of the Company that Employee had dealings with or supervisory responsibility for, or had access to Confidential Information relating to, during the 12-month period ending on the date of termination of Employee’s Employment; or

(b) solicit for employment or hire away any employee of the Company who was a full-time or part-time employee of the Company at any time during the 12-month period ending on the date of termination of Employee’s Employment, regardless of whether the employee is or was employed on an “at will” basis or pursuant to a written agreement.

The duration of the Nonsolicitation Period shall be extended by a length of time equal to (i) the period during which Employee is in violation of Employee’s Nonsolicitation Covenant and (ii) without duplication, any period during which litigation that the Company institutes to enforce Employee’s Nonsolicitation Covenant is pending (to the extent that Employee is in violation of Employee’s Nonsolicitation Covenant during this period). In no event, however, shall any such extension of the Nonsolicitation Period exceed 12 months.

Notwithstanding the foregoing, if Employee’s principal place of employment on the date of the Award’s grant to Employee is California, then the provisions of subsection (a) of this Paragraph 3 shall not be applicable to such Employee.

4. Capacity

Employee’s Nonsolicitation Covenant shall apply to Employee regardless of the capacity in which Employee is acting, that is, whether as an employee, sole proprietor, partner, joint venturer, limited liability company manager or member, shareholder, director, consultant, adviser, principal, agent, lender, seller, buyer, supplier, vendor or in any other capacity or role.

5. Enforcement

Employee agrees that Employee’s violation of either of the covenants in Paragraphs 2 and 3 (Employee’s Covenants) would cause irreparable harm to the Company for which money damages alone would be both difficult to determine and inadequate to compensate the Company for its injury. Employee accordingly agrees that if Employee violates either of Employee’s Covenants, the Company shall be entitled to obtain a temporary restraining order and a preliminary and permanent injunction to prevent Employee’s continued violation, without the necessity of proving actual damages or posting any bond or other security.

This right to injunctive relief shall be in addition to any other remedies to which the Company may be entitled. If the Company prevails in its lawsuit against Employee, Employee shall pay the Company’s attorneys’ fees and court costs in prosecuting its lawsuit.

Employee agrees that if the court in which the Company seeks injunctive relief, or otherwise seeks to enforce any provision of this Agreement, determines that any of Employee’s Covenants is too broad in scope or geographical area or too long in duration to be valid and enforceable, the scope, area or duration may be reduced to limits that the court considers reasonable and, as so reduced, the Employee’s Covenant may be enforced against Employee.

6. Acknowledgments

The Company and Employee acknowledge and agree that Employee’s Covenants are reasonably necessary for the protection of the Company’s legitimate business interests and are reasonably limited in respect of the scope of the activities that they prohibit and in respect of their duration, geographical area and effect on Employee and the public. The parties acknowledge that the purpose of Employee’s Covenants is simply to protect the Company from unfair competition by Employee. Nothing in this Agreement is intended to prevent Employee from obtaining a livelihood.

7. Governing Law

The validity, interpretation, performance, enforcement and remedies of or relating to this Agreement, and the rights and obligations of the parties under this Agreement, shall be governed by the laws of the State of Delaware, without regard to its choice-of-law rules.

8. Severability

If any provision of this Agreement is held invalid, illegal or unenforceable by a court of competent jurisdiction, the provision shall be severed and the other provisions of this Agreement shall remain in full force and effect, and this Agreement shall be construed as if the severed provision had never been part of this Agreement.

9. Survival

Employee’s continuing obligations under this Agreement shall survive the termination of Employee’s Employment.

10. Waiver

Any waiver in a particular instance or series of instances of any provision of this Agreement shall be in writing and signed by both parties. A waiver shall be applicable only to the particular instance or instances for which it is given and shall not constitute a waiver of the provision in question in any other instance.

11. Binding Effect

This Agreement shall be binding on and shall inure to the benefit of the parties and their respective heirs, legal representatives, successors and assigns.

[The parties’ signatures appear on the following page.]

F5 Finishes, Inc.

By
Michael Patton
President and Chief Executive Officer

[name of employee]

[signature page to Confidentiality and Nonsolicitation Agreement]

Exhibit A

Definitions

Business means a person, proprietorship, partnership, joint venture, limited liability company, corporation, enterprise or other entity, whether proprietary or not-for-profit in nature.

Company means F5 Finishes, Inc., and includes any corporation, partnership, limited liability company or other entity in which F5 Finishes, Inc. has a direct or indirect controlling interest.

Competing Business means a Business that from or at any location in the Restricted Area

(1)	is engaged in the business of providing commercial flooring solutions, including sales, installation and maintenance services for existing and new commercial buildings, or multi-family residential high-rise buildings; or

(2)	provides any other products or services that the Company provided at any time during the two-year period ending on the date of termination of Employee’s employment.

Confidential Information means the Company’s confidential or proprietary information or trade secrets, in any form or medium, relating to the Company’s business or operations. The term “Confidential Information” includes (but is not limited to) vendor and current and prospective customer information, operating information, financial information and projections, sales and marketing information and plans, product and services information, cost, pricing and billing information, budgets, internal procedures, policies and best practices, business strategy, technology and know-how, personnel records and compensation of employees or other service providers, the nature and material terms of business opportunities, and mergers and acquisitions information and strategies.

The term “Confidential Information” does not include information that: (i) is or becomes generally available to the public other than as a result of a disclosure by Employee in violation of this Agreement; (ii) becomes available to Employee on a non-confidential basis from a source other than the Company or a subsidiary of the Company (provided, in case (ii), that the source of the information was not known to be bound by a confidentiality agreement or other contractual, legal or fiduciary obligation of confidentiality in respect of the information); or (iii) is communicated in response to a valid order by a court or other governmental body, as otherwise required by law, or as necessary to establish the rights of Employee under this Agreement or the Combination Agreement, provided however that, if reasonably possible, Employee shall give the Company written notice of such prior to any disclosure so that the Company may seek a protective order or other similar remedy.

Employee’s Employment means the period during which Employee is employed as a full-time or part-time employee of the Company or a subsidiary of the Company or in which Employee is engaged to provide consulting services to the Company.

Restricted Area means anywhere within a radius of 100 miles of any location from or at which the Company directly, or indirectly through one or more subsidiaries, serviced a customer or otherwise provided services during the two-year period ending on the date of termination of Employee’s Employment.

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